                                                                    EXHIBIT 99.1


[LETTERHEAD OF FAMILY RESTAURANTS, INC.]


FOR IMMEDIATE RELEASE                  Contact:  Sitrick and Company
                                                 Jeff Lloyd or Steven Seiler
                                                 (310) 788-2850


                KOO KOO ROO ENTERPRISES, INC. COMPLETES MERGER
               OF KOO KOO ROO, INC. AND FAMILY RESTAURANTS, INC.

     IRVINE, CALIFORNIA -- OCTOBER 30, 1998 -- KOO KOO ROO ENTERPRISES, INC. (NASDAQ: KKRE), formally known as Family Restaurants, Inc. announced today the consummation of the merger of Koo Koo Roo, Inc. and Family Restaurants, Inc.
The merger was approved at the Koo Koo Roo, Inc. special meeting of shareholders held today in Irvine, California.

     Related to the merger, trading in Koo Koo Roo, Inc. common stock on the NASDAQ National Market (NASDAQ: KKRO) has been terminated, and trading will commence on Monday, November 2, 1998 in shares of Koo Koo Roo Enterprise, Inc.'s common stock on the NASDAQ National Market (NASDAQ: KKRE).

     Kevin Relyea, Chairman, President and CEO of the newly merged companies, announced the appointment of Gayle A. DeBrosse as President of the Koo Koo Roo restaurant division. DeBrosse, a 16 year restaurant industry veteran, was most recently a Senior Vice President at Family Restaurants, Inc.

     The new entity operates 313 restaurants nationwide, including 39 Koo Koo Roo California Kitchen restaurants, 14 Hamburger Hamlet restaurants, and 260 full-service Mexican restaurants, primarily operating under the Chi-Chi's, El Torito, and Casa Gallardo concepts. In addition, Koo Koo Roo Enterprises, Inc. licenses 23 restaurants outside the United States.

     This press release and other documents filed by Koo Koo Roo Enterprises, Inc. with the Securities and Exchange Commission ("SEC") contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from these forward-looking statements. An investment in the Company involves various risks, including those which are detailed from time to time in the Company's SEC filings.


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